Exhibit 99.1

Kamsickas Chairman

IMMEDIATE

Dana Incorporated President and CEO James K. Kamsickas

Assumes Additional Role of Board Chairman

Keith E. Wandell to Continue on Board as Lead Independent Director

Board Expanded to Include IBM Technology Executive

MAUMEE, Ohio, Dec. 16, 2019 – Dana Incorporated (NYSE: DAN) today announced that its board of directors has elected the company’s president and chief executive officer, James K. Kamsickas, to the additional post of chairman of the board.

Additionally, Keith E. Wandell, who has served on Dana’s board since July 2008 and as non-executive chairman since September 2016, will continue on the board as lead independent director. Mr. Wandell had previously served as chairman, president, and chief executive officer of Harley-Davidson, Inc.

The board also voted to expand its membership to nine directors and enhance its technology acumen by adding Bridget E. Karlin, chief technology officer and vice president of IBM global technology services.

Speaking on behalf of the board of directors, Mr. Wandell said: “In the four-plus years that Jim Kamsickas has led Dana, the company has moved strategically, technologically, and geographically to position itself to thrive as the mobility industry enters a new era of innovation. Jim’s appointment as chairman affirms the confidence of the board in his leadership and recognizes all he and the Dana team have accomplished to profitably grow the business and transform the company into a global technology leader. Jim has the ability to drive the company’s enterprise strategy forward by focusing on our customers’ evolving needs as they meet the challenges of an industry in transition,” he added.

Mr. Kamsickas said: “I want to thank the members of the board of directors for their unyielding commitment to our shareholders and the Dana team for its strong execution of our enterprise strategy – which has resulted in exceptional customer satisfaction, profitable growth, and a leading position in vehicle electrification. Dana will continue to support the shift toward clean energy with innovative technology and comprehensive solutions that improve vehicle efficiency and eliminate emissions. I look forward to continuing to work with our board, customers, suppliers, and the 36,000 women and men of Dana around the world as we embark on this fourth industrial revolution.”

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Ms. Karlin, whose appointment to the board is effective immediately, has served as chief technology officer and vice president of IBM global technology services since 2017. Prior to that, she served in senior leadership positions at Intel Corp. and a number of other technology companies. She will serve on the Audit and the Nominating and Corporate Governance committees of the board.

“The addition of Bridget Karlin to our board augments the already strong technology expertise of our board of directors. I look forward to working with her as we remain focused on supporting our customers with industry-leading driveline and e-Propulsion expertise for all vehicle architectures and power sources,” Mr. Kamsickas added.

About Dana Incorporated

Dana is a world leader in providing power-conveyance and energy-management solutions that are engineered to improve the efficiency, performance, and sustainability of light vehicles, commercial vehicles, and off-highway equipment. Enabling the propulsion of conventional, hybrid, and electric-powered vehicles, Dana equips its customers with critical drive and motion systems; electrodynamic and power technologies; and thermal, sealing, and digital solutions.

Founded in 1904, Dana employs more than 36,000 people who are committed to delivering long-term value to their customers, which include nearly every vehicle manufacturer in the world. Based in Maumee, Ohio, USA, and with locations in 33 countries across six continents, the company reported sales of $8.1 billion in 2018. Having established a high-performance culture that focuses on its people, the company has earned recognition around the world as a top employer. Learn more at dana.com.

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Investor Contact	Media Contact
Craig Barber	Jeff Cole
419.887.5166	419.887.3535
craig.barber@dana.com	jeff.cole@dana.com